CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-1 Registration Statement (Post- Effective Amendment No. 2) under the Securities Act of 1933 of (i) our report dated November 13, 2014 for the year ended July 31, 2014, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Diamond Technology Enterprises, Inc. which appears in the Registration Statement and related Prospectus for the registration of 2,987,820 shares of selling shareholders of Diamond Technology Enterprises, Inc. common stock.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

New York, New York

January 27, 2015